Exhibit 11



                           Matrix Capital Corporation
                        Computation of Earnings Per Share
                  (Dollars in thousands, except per share data)



                          Three Months Ended               Six Months Ended
                               June 30,                         June 30,
                    -----------------------------   ----------------------------
                      1997               1996         1997                1996
                    -------------  --------------   ------------   -------------


Net income            $    1,870     $    1,505      $    3,624      $    1,501

Less dividends on
 preferred stock by
 pooled company
 prior to merger               -              -               -              37
                    -------------  --------------   ------------   -------------

Earnings available
 to common share-
 holders                   1,870          1,505           3,624           1,464
                    -------------  --------------   ------------   -------------

Weighted average
 common shares
 outstanding before
 common equivalents    6,681,031      4,668,531       6,681,031       4,668,531
Common equivalent
 stock options and
 warrants                 97,678         38,690          95,864          38,690
                    -------------  --------------   ------------   -------------
Weighted average
 outstanding
 common and common
 equivalent shares     6,778,709      4,707,221       6,776,895       4,707,221
                    -------------  --------------   ------------   -------------

Earnings per common
 and common
 equivalent share     $      .28     $      .32      $      .53      $      .31
                    -------------  --------------   -------------  -------------




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CORPDAL:69482.1 26059-00019